CONTACT:
George Basara
General Counsel
724.465.1483
800 Philadelphia Street
Indiana, PA 15701
george.basara@stbank.com
stbancorp.com

FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. and S&T Bank Chief Executive Officer Todd Brice to Retire on March 31, 2021
The Board Has Initiated a Search for Successor CEO

INDIANA, Pa. – October 2, 2020 – S&T Bancorp, Inc. (S&T) (NASDAQ: STBA) announced today that Todd D. Brice will retire as chief executive officer of S&T and S&T Bank, and as a member of the boards of directors of S&T and S&T Bank, effective March 31, 2021.

Mr. Brice has agreed, for three years following his retirement, to continue on as a consultant providing special advisory services to S&T and S&T Bank, including providing support, advice and counsel to the successor chief executive officer, assisting in maintaining and developing community, customer, regulatory and business relationships and assisting with special projects.

Mr. Brice’s decision to retire will bring to a close a remarkable career of over 35 years with S&T and S&T Bank, including over a decade as chief executive officer. During this time, S&T Bank has grown into a full-service financial institution with assets of $9.5 billion and operations in five markets, including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York.

“Todd has left an indelible mark on S&T—his commitment to integrity and values will continue to be the heart of this company for years to come,” said Christine J. Toretti, chairperson of the S&T board and S&T Bank board. “I, along with the rest of the board of directors, thank him for his service, and we are delighted to be able to retain the benefit of his perspectives as a consultant.”

“It has been a privilege to be associated with such a strong organization for over 35 years,” Mr. Brice said. “We have a great team and loyal customers and are well positioned to continue to move forward.”

A search will begin immediately for a successor chief executive officer, and a leading executive search firm will be retained. The search process will include a full review of internal and external candidates.

About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $9.5 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was recently ranked #1 in customer satisfaction with retail banking in the Mid-Atlantic including best in communication and advice by J.D. Power. Established in 1902, S&T Bank operates in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram, and LinkedIn.

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